UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ECB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of ECB Bancorp, Inc. will be held at 11:00 a.m. on Tuesday, April 17, 2007, at the Washington Civic Center located at 110 North Gladden Street, Washington, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect three directors for terms of three years;

2.	Ratification of Appointment of Independent Accountants. To consider a proposal to ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2007; and

3.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the enclosed envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement and form of appointment of proxy are being mailed to our shareholders on or about March 21, 2007.

By Order of the Board of Directors

Arthur H. Keeney III

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION

IN VOTING YOUR PROXY CARD IS APPRECIATED.

Post Office Box 337

Engelhard, North Carolina 27824

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This proxy statement is dated March 21, 2007, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2007 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Washington Civic Center located at 110 North Gladden Street, Washington, North Carolina, at 11:00 a.m. on Tuesday, April 17, 2007.

In this proxy statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to ECB Bancorp, Inc. Our banking subsidiary, The East Carolina Bank, is referred to as the “Bank.”

Voting

If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways. You can sign and return an appointment of proxy (a proxy card) in the form enclosed with this proxy statement (or validly appoint another person to vote your shares for you), or you can attend the Annual Meeting and vote in person.

If your shares of our common stock are held for you in “street name” by a broker or other nominee, then the record holder of your shares is required to vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how your shares should be voted. Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote the shares on “routine” proposals, such as the election of directors, when they have not received instructions from beneficial owners. However, without specific voting instructions from beneficial owners, brokers and nominees generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters.

Solicitation and Voting of Proxies

A proxy card is included with this proxy statement that provides for you to name three of our officers, Arthur H. Keeney III, J. Dorson White, Jr. and Gary M. Adams, to act as your “Proxies” and vote your shares at the Annual Meeting. Please sign and date your proxy card and return it in the enclosed envelope so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, the shares of our common stock you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the three nominees for director named in Proposal 1 and “FOR” Proposal 2. If, before the Annual Meeting, any nominee named in

Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

Revocation of Appointment of Proxy; How You Can Change Your Vote

If you are the record holder of your shares and you sign and return a proxy card and later wish to revoke it or to change the voting instructions you gave the Proxies in your proxy card, you can do so at any time before the voting takes place at the Annual Meeting by taking one of the following actions:

•	give our Corporate Secretary a written notice that you want to revoke your proxy card;

•	sign and submit another proxy card dated after the date of your original proxy card; or

•

attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card and vote your shares in person. Your attendance at the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card.

If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we may reimburse those persons for their expenses in doing so. In addition to solicitation using the mail, the Bank’s and our directors, officers and employees may solicit proxy cards, either personally, by telephone or by other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation to you, that is not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on March 1, 2007, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. You must have been a record holder of our common stock on that date in order to vote at the meeting. Our voting securities are the 2,902,242 shares of our common stock which were outstanding on the Record Date.

Voting Procedures; Votes Required for Approval

A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of a majority of the outstanding shares of our common stock. Shares of our common stock represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.

Our directors are elected by a plurality of the votes cast in elections. So, in the election of directors at the Annual Meeting, the three nominees receiving the highest numbers of votes will be elected. For Proposal 2 to be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it. Abstentions and broker non-votes will have no effect in the voting for directors or on Proposal 2. You may cast one vote for each share you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

PROPOSAL 1:    ELECTION OF DIRECTORS

General

Our Bylaws provide that our Board of Directors:

•	consists of not less than nine nor more than 15 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•

is divided into three classes and directors are elected to staggered three-year terms, and that each year the terms of the directors in one class expire and directors in that class are elected for new three-year terms or until their respective successors have been duly elected and qualified.

Nominees

The number of members of our Board of Directors currently is set at nine. The terms of three of our current directors expire at the Annual Meeting, and, based on the recommendation of our Nominations Committee, each of them has been nominated by our Board for reelection to a new three-year term.

Name and Age	Positions with Us and the Bank (1)	Year First Elected (2)	Proposed Term of Office	Principal Occupation and Business Experience
Arthur H. Keeney III (63)	President, Chief Executive Officer and Director	1995	3 years	The Bank’s and our executive officer since 1995
Joseph T. Lamb, Jr. (73)	Director	1981	3 years	President, Joe Lamb, Jr. & Associates, Inc. (real estate sales and rentals), Nags Head, NC
Michael D. Weeks (53)	Director	2005	3 years	Vice President and General Manager, WITN-TV (television broadcasting), Washington, NC

(1)	Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	“First elected” refers to the year in which each individual first became a director of the Bank. With the exception of Mr. Weeks, each person first became our director during 1998 in connection with our organization as the Bank’s holding company and previously served as a director of the Bank.

Our Board of Directors recommends that you vote “FOR” each of the three nominees named above.

The three nominees receiving the highest numbers of votes will be elected.

Incumbent Directors

The following table contains information about our other six current directors whose terms of office will continue after the Annual Meeting.

Name and Age	Positions with Us and the Bank (1)	First Elected/ Current Term Expires (2)	Principal Occupation and Business Experience
J. Bryant Kittrell III (55)	Director	1990 / 2008	President and owner, Kittrell & Associates, Inc., and member (since 2004), Kittrell & Armstrong LLC (commercial/industrial real estate development and sales), Greenville, NC
B. Martelle Marshall (57)	Director and Corporate Secretary	1993 / 2008	President and co-owner, Martelle’s Feed House Restaurant, Engelhard, NC
R. S. Spencer, Jr. (66)	Chairman	1963 / 2008	President, R. S. Spencer, Inc. (retail merchant), Engelhard, NC
George T. Davis, Jr. (52)	Vice Chairman	1979 / 2009	Attorney; sole proprietor, Davis & Davis (law firm), Swan Quarter, NC
Gregory C. Gibbs (46)	Director	1994 / 2009	General Manager, Gibbs Store LLC (retail hardware) (1979-1995 and since 2001) and partner, Lake Landing Realty (real estate development) (since 2005), Engelhard, NC; broker in charge, United Country Real Estate (real estate sales) (2004-2005), Engelhard, NC
John F. Hughes, Jr. (61)	Director	1996 / 2009	Retired; Executive Director, Albemarle Pamlico Economic Development Corp. and Chairman and CEO, Eastern NC Natural Gas Co. (2001-2005); Regional Manager and Manager of Governmental Affairs, North Carolina Power, Inc. (utility company) (1984-2000), Manteo, NC

(1)	Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	“First elected” refers to the year in which each individual first became a director of the Bank. Each person first became our director during 1998 in connection with our organization as the Bank’s holding company and previously had served as a director of the Bank.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors periodically reviews transactions, relationships and other arrangements involving our directors and determines which directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. The following table lists persons who served as directors during 2006, and all nominees for election as directors at the Annual Meeting, who our Board believes are, or will be, “independent” directors under Nasdaq’s criteria.

George T. Davis, Jr.	Joseph T. Lamb, Jr.	R. S. Spencer, Jr.
Gregory C. Gibbs	B. Martelle Marshall	J. Bryant Kittrell III
John F. Hughes, Jr.		Michael D. Weeks

In addition to the specific Nasdaq criteria, in determining the independence of each director the Board considers whether it believes any other transactions, relationships, arrangements or factors (including our directors’ borrowing relationships with the Bank) could impair their ability to exercise independent judgment. In its determination that the above directors are independent, those other factors considered by the Board included: (1) Mr. Hughes’ former position as a management official of a non-profit entity for which Mr. Keeney served as a director but not as a member of any compensation committee, (2) Mr. Weeks’ position as general manager of a television station from which the Bank purchases advertising; and (3) Mr. Davis’ legal representation of his clients from time to time in their loan transactions with the Bank. Also, in Mr. Gibbs’ case, the Board considered his beneficial ownership of our common stock through his position as co-executor of his mother’s estate and concluded that he is independent under Nasdaq’s criteria but that he may not serve on our Audit Committee.

Attendance by Directors at Meetings

Board of Director Meetings.    The Bank’s and our Boards of Directors meet jointly. During 2006, the Boards met 13 times, and each director attended 75% or more of the aggregate number of meetings of the Boards and of any committees on which he served.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders, and our directors are strongly encouraged to attend each Annual Meeting whenever possible. All nine of our directors attended our last Annual Meeting which was held during April 2006.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

ECB Bancorp, Inc.

Attention: Corporate Secretary

Post Office Box 337

Engelhard, North Carolina 27824

You also may send them by email to ecb.directors@ecbbancorp.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and forwarded to the intended recipients. Communications from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the head of the department or division most closely associated with the subject of the communication.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics which applies to our directors and executive officers and is intended to promote:

•	honest and ethical conduct;

•	the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission;

•	compliance with governmental laws, rules and regulations; and

•	prompt internal reporting of violations of the Code to the Board’s Audit Committee.

Illegal or unethical behavior, violations of the Code, or accounting or auditing concerns, may be reported, anonymously or otherwise, by mail addressed to the Chairman of our Audit Committee or the Bank’s Internal Auditor at:

The East Carolina Bank

PO Box 337

Engelhard, NC 27824

A copy of the Code is available upon your written request to our Corporate Secretary at the above address.

COMMITTEES OF OUR BOARD

General

Our Board of Directors has three independent, standing committees that assist the Board in oversight and governance matters. They are the Audit Committee, the Nominations Committee, and the Compensation Committee. Those Committees operate under written charters approved by our Board that set out their composition, authority, duties and responsibilities. We believe that each member of those Committees is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market. A current copy of each Committee’s charter is posted on our Internet website at www.ecbbancorp.com. The Board also appoints an Executive Committee, of which a majority of the members are independent directors. The current members of each Committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit Committee	Nominations Committee	Compensation Committee	Executive Committee

J. Bryant Kittrell III - Chairman	Gregory C. Gibbs - Chairman	George T. Davis, Jr. - Chairman	Arthur H. Keeney III - Chairman
John F. Hughes, Jr.	George T. Davis, Jr.	Gregory C. Gibbs	George T. Davis, Jr.
B. Martelle Marshall	J. Bryant Kittrell III	J. Bryant Kittrell III	Gregory C. Gibbs
R. S. Spencer, Jr.	R. S. Spencer, Jr.	Joseph T. Lamb, Jr.	J. Bryant Kittrell III
		R. S. Spencer, Jr.	R. S. Spencer, Jr.

Audit Committee

Our Audit Committee is a joint committee of the Bank’s and our Boards of Directors. Under its charter, the Committee is responsible for:

•	selecting our independent accountants and approving their compensation and the terms of their engagement;

•	approving services proposed to be provided by the independent accountants; and

•	monitoring and overseeing the quality and integrity of our accounting and financial reporting process and systems of internal controls.

The Committee reviews various reports from our independent accountants (including its annual report on our audited consolidated financial statements), reports we file under the Securities Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it oversees our internal audit program. The Committee met eight times during 2006.

Audit Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2006, the Audit Committee has:

•	reviewed our audited consolidated financial statements for 2006 and discussed them with management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our accountants with the accountants.

Based on the above reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2006 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee:

J. Bryant Kittrell III                    R. S. Spencer, Jr.                    John F. Hughes, Jr.                    B. Martelle Marshall

Nominations Committee

Our Nominations Committee is a committee of our Board. Under its written charter, and among its other duties and responsibilities assigned from time to time by the Board, the Committee identifies individuals who are qualified to become directors and recommends candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board. The Committee met once during 2006.

The Committee’s charter provides for it to recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee considers incumbent directors and candidates suggested by our management or other directors. The Committee also will consider candidates recommended by shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing addressed as follows:

Nominations Committee

ECB Bancorp, Inc.

Attention: Corporate Secretary

Post Office Box 337

Engelhard, North Carolina 27824

Each recommendation should be accompanied by the following:

•

the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•

the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•

a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information that the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•

information regarding any business or personal relationships between the candidate and any of our or the Bank’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or our affiliated companies, and any transactions between the candidate and our company or any of our affiliated companies; and

•

any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election as directors at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, personal and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Nominations Committee recommended to our Board of Directors that our current directors whose terms are expiring at the Annual Meeting be nominated for reelection for new terms.

Compensation Committee

Our Compensation Committee is a joint committee of the Bank’s and our Boards of Directors. The Committee met five times during 2006.

Under its written charter, and in addition to other duties that may be assigned from time to time by the Boards, the Committee reviews and provides overall guidance to the Boards regarding our executive and director compensation and benefit programs and makes recommendations to the Boards regarding:

•	cash and other compensation paid or provided to our and the Bank’s Chief Executive Officers and other executive officers;

•	the adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those persons; and

•	the administration of our Omnibus Stock Ownership and Long Term Incentive Plan and the Bank’s annual incentive program.

The Committee also reviews and makes recommendations to the Boards regarding amounts of compensation paid to our directors and, to the extent requested by the Boards, compensation paid (individually or in the aggregate) to other employees of the Bank.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In reviewing and considering the recommendations it will make to the Boards regarding the compensation of our directors and other executive officers, the Committee considers information provided by our Chief Executive Officer, including information about those other officers’ individual performance and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Boards make all final decisions regarding compensation matters.

The Committee may retain the services of outside counsel or consultants, at our or the Bank’s expense, and on terms (including fees) that it approves. In that regard, the Committee from time to time retains Matthews, Young & Associates, Inc., for specific purposes or advice, including to gage the levels of compensation provided to our officers and employees against those at other companies. Other than in an advisory capacity as described above, Matthews Young & Associates, Inc., has no role in the actual recommendations made by the Committee to the Boards, or in the Boards’ approval of amounts of executive or director compensation.

Executive Committee

Our Executive Committee is a joint committee of our and the Bank’s Boards of Directors. Under our Bylaws, the Committee is authorized to exercise all the powers of the Board in the management of our affairs when the Board is not in session. The Executive Committee met 23 times during 2006.

EXECUTIVE OFFICERS

We consider the Bank’s and our officers listed below to be our executive officers.

Arthur H. Keeney III, age 63, serves as the Bank’s and our President and Chief Executive Officer and has been employed by the Bank since 1995.

J. Dorson White, Jr., age 56, serves as the Bank’s Executive Vice President and Chief Operating Officer. He has been employed by the Bank since 1989.

T. Olin Davis, age 51, was elected to serve as the Bank’s Senior Vice President and Chief Credit Officer effective on January 1, 2007. He previously had served as Senior Vice President and Credit Policy Officer since September 2006. He was employed by the Bank from September 1993 until May 2006, during which time he last served as Senior Vice President and Outer Banks Regional Manager, and he was employed by First Carolina State Bank, Rocky Mount, North Carolina, as Chief Credit Officer from May 2006 until he rejoined the Bank.

Gary M. Adams, age 53, serves as the Bank’s and our Senior Vice President and Chief Financial Officer. He has been employed by the Bank since 1981.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives

We attempt to provide amounts and types of compensation to our executives that are tailored towards, and that will help us achieve, our goals of:

•	attracting and retaining qualified executive officers;

•	providing compensation to those executive officers that is competitive with comparable financial services companies; and

•	rewarding officers for our corporate performance and their long-term loyalty.

Beyond those specific goals, we attempt to create incentives for our executive officers to identify with our shareholders, to focus on our performance on both a short-term and long-term basis, and to act objectively, when they make business decisions.

Forms of Compensation

Our executives’ compensation is composed of the following five major components:

•	base salary;

•	annual incentive awards paid in cash;

•	a Section 401(k) defined contribution plan under which we make matching contributions to participants’ accounts;

•	grants of stock options and restricted stock awards; and

•	a supplemental retirement plan and split-dollar life insurance program.

We also have agreements with our executive officers which protect them in the event of a change in control of our company.

The specific amounts or values of each of those forms of compensation that we paid or provided to our Chief Executive Officer and other named executive officers for 2006 are listed in this proxy statement in the Summary Compensation Table.

Administration

Our executive compensation program is administered by the Compensation Committee of our Board of Directors. In an effort to determine the reasonableness of our executives’ compensation, the Committee from time to time uses outside consultants to gage the levels of compensation provided to officers and employees at other companies. It generally compares our executive officers’ compensation to that of executive officers at other similarly-sized banks and financial institutions (1) throughout the United States; (2) in the southeastern United States; and, (3) in North Carolina. In 2006, we used the services of an outside consultant, Matthews, Young & Associates, Inc. to provide that type of data.

Each year, our Compensation Committee reviews the total compensation of each of our executive officers and makes recommendations to our Board of Directors regarding salary increases and other forms of compensation for each officer. The Board approves all executive officer salaries and other forms of compensation. As part of its review process, the Committee discusses our CEO’s compensation directly with him. In the case of other executive officers, the Committee considers comments and recommendations from our CEO as to those other officers’ performance and his expectations of them for the coming year. Based on those discussions and the other factors described in this discussion, the Committee attempts to determine what is reasonable compensation for each executive officer. However, the process of making salary changes, and approving other forms of compensation, is largely subjective. Other than in connection with our annual Incentive Award Plan described below, there are no specific measures or criteria by which the base salaries or other compensation of our executive officers are directly tied to individual performance or our financial and operating performance.

Most actions have unintended consequences, and compensation is no exception. Any compensation program, and particularly any incentive program, offers both opportunities and pitfalls and has elements of both art and science. Our Committee attempts to monitor the effect that our programs have on our officers and employees, and we try to construct and tailor our incentives so that they have the desired effect, and the Committee is encouraged to use its own experience and common sense in making its recommendations as to the amounts and form of compensation we should pay our executive officers.

Components of 2006 Executive Compensation

Base Salary.    In reviewing our executive officers’ base salaries for 2006, the Committee attempted to assess each officer’s individual performance based on its own observations during the year, and it considered:

•	the scope of each officer’s responsibilities;

•	information about the salaries and incentives provided to executive officers at other similarly-sized banks and financial institutions;

•	our overall financial and operating performance; and

•	what it believed was necessary to retain and motivate our officers.

In the case of our Chief Executive Officer, for 2006 the Committee placed more emphasis on annual incentive-based compensation under our Incentive Plan, and less emphasis on increased salary, than has been the case in past years. The following table reflects the base salaries and incentive plan awards of our Chief Executive Officer individually, and our other named executive officers as a group, as a percentage of their total cash compensation.

	Base Salary as a Percent of Total Cash Compensation	Incentive Plan Awards as a Percent of Total Cash Compensation
Chief Executive Officer	77.9%	22.1%
All other named executive officers	83.7%	16.3%

Incentive Plan.    Under our Incentive Plan, a portion of the cash compensation paid each year to our executive officers and other employees chosen to participate in the plan is tied to the extent to which we achieve goals set by our Board for the year with respect to various measures of corporate performance. The measures vary for employees at different levels within the Bank, but the measures that apply to our executive officers are our:

•	return on average equity (our “ROAE”);

•	return on average assets (our “ROAA”); and

•	the ratio of our operating expenses to our average assets (our “Expense Ratio”).

For each measure each year, the Board sets a “threshold,” “target,” and “maximum” level of performance which generally are based on our business plan for the year, as well as a “weight” that will determine the degree to which our performance results under each measure will affect the amounts of cash awards. The Board also sets “award triggers” which are minimum requirements that must be met before any cash awards will be paid. For our executive officers, more relative weight is given to overall bank performance. For other participants, the incentive is focused more on local factors such as branch performance and local cost control, although there is a smaller component for overall bank performance. Cash awards under the plan are calculated based on a percentage of each participant’s annual base salary.

We set our annual incentive goals early in the year, but the Committee reviews them at the end of the year to judge whether they were reasonable and achieved what they were intended to achieve. On occasions the Committee will recommend adjustments for factors during the year that it believes were outside of the control of the various participants. The Committee also has discretion to recommend a reduction in a participant’s indicated award amount, or payment of an additional amount, based on individual performance during the year. We have not established a policy regarding adjustments to or recovery of awards for prior years if the performance measures on which they were based are later restated.

For 2006, the award triggers set by the Board required that, before any bonuses could be paid, we must have had an ROAE of at least 9.70% and our most current regulatory examination rating had to be at a stated minimum level. The threshold, target and maximum levels of performance under the plan were as reflected in the following table.

Performance Measure	Threshold	Target	Maximum
ROAA	0.87%	0.95%	1.08%
ROAE	9.70%	10.58%	11.97%
Expense Ratio	3.32%	3.22%	3.12%

The relative weights of each performance measure that applied to each of our executive officers for 2006 were as reflected in the following table.

Name	ROAA	ROAE	Expense Ratio
Mr. Keeney	35%	45%	20%
Messrs. White, Plyler and Adams	20%	45%	35%

The percentage of base salary that could be awarded to each officer for weighted composite performance at the threshold, target and maximum levels of performance were as reflected in the following table. The percentages are interpolated for composite performance at levels between the threshold, target and maximum levels.

	Percentage of Base Salary for Performance at:
Name	Threshold Level	Target Level	Maximum Level
Mr. Keeney	24%	29%	39%
Messrs. White, Plyler and Adams	15%	20%	25%

No adjustments to the goals were made for 2006. Based on our 2006 results, cash awards were paid at the 28.3% level for Mr. Keeney and at the 19.5% level for the other named officers. There was no discretionary reduction of, or increase in, the amount paid to any of our executive officers.

Stock Options and Restricted Stock Awards.    Under our Omnibus Stock Ownership and Long Term Incentive Plan, options to buy shares of our common stock, and awards of restricted shares of common stock, are granted from time to time to our executive officers. The goals of the plan are:

•	to more closely align the interests of our executive officers with those of our shareholders, and to ensure that our executive officers perform with a shareholder’s perspective; and

•	through the vesting schedules and forfeiture provisions that apply to stock options and awards, to help us retain our senior officers.

Stock options give the officers to whom they are granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share equal to the fair market value of our stock as determined under the terms of the plan on the date of grant. Options usually “vest,” or become exercisable, at intervals as to portions of the shares they cover based on a vesting schedule. They generally terminate immediately upon the termination of an officer’s employment for cause, 12 months following an officer’s death, disability or retirement, or 90 days after any other termination of employment.

Restricted stock awards are conditional grants of shares of our common stock that vest at intervals as to portions of the shares in a manner similar to that described above for stock options. When a stock award is granted, the shares are issued to the officer at no cost, and he begins to receive cash dividends on the shares (at the same rate and on the same basis as our other shareholders) during the vesting period, but the shares are restricted and may not be sold or transferred until they vest. The restrictions are lifted on shares as they vest. If an officer’s employment terminates for any reason, he forfeits his unvested shares unless we agree otherwise.

The plan also authorizes the grant of other types of awards, including long-term incentive compensation awards (cash awards that would be earned based on our performance measured against set goals over a period of two or more years) and stock appreciation rights. However, we have never granted any such other awards.

Neither stock options nor restricted stock awards include any performance-based conditions. The price per share of stock options, and the vesting schedule of options and restricted stock awards, are approved by our Board, based on the recommendation of the Compensation Committee, at the time they are granted. Awards generally are granted each year, with overlapping vesting periods so that each officer always holds awards that become vested in the future. By doing that, there is a continuing incentive for each officer to remain in his position with the Bank. The Committee has alternated between grants of stock options (which require officers to make payments to us upon exercise) and stock awards (which do not require any payment from the officers). The Committee usually considers the grant of awards at the beginning of each year, but grants are not timed in relation to earnings releases or other company news. We recently have tended to award stock options rather than restricted stock awards based on the Committee’s belief that options provide a greater incentive value. The vesting schedule of options awarded recently to Mr. Keeney have been shorter than those of other executive officers based on the Committee’s belief that retention is less of an issue as he approaches normal retirement age.

In granting options and stock awards under the plan in the past, the Compensation Committee has consulted from time to time with Matthews, Young & Associates, Inc., as to appropriate award levels based on the practices of similarly-sized banks and financial institutions. However, since 2004, and in connection with stock options granted during 2006, the Committee has used its own judgment in determining the levels that it considered to be reasonable and that would help us achieve the goals of the plan. There are no specific measures or criteria on which the Committee determines the amounts of stock options or stock awards that are granted to executive officers, and we have not established any specific policies for allocating between cash and non-cash compensation, or between annual and long-term compensation. We consider amounts of options and stock awards at the time of grant in relation to the officers’ overall compensation, but, to date, gains realized by officers from prior awards have not affected those decisions.

Also during 2006, the Compensation Committee recommended, and our Board approved, a modification of outstanding, unvested stock options and stock awards held by one of our executive officers, William F. Plyler II, in connection with his retirement. We believed that action was a reasonable reward for Mr. Plyler’s long-term service and loyalty and as a way to provide him with additional retirement security. The Committee will consider taking similar action with other officers on a case-by-case basis.

Supplemental Retirement Plan.    Until 2002, our Section 401(k) defined contribution plan was the only arrangement we had to provide retirement benefits to our executive officers. During that year, the Bank entered into separate Supplemental Retirement Plan Agreements with our four senior executive officers under which, following their retirement at age 65, it will make payments to them until their deaths. The purpose of those agreements was to make our compensation program more competitive and retain our executive officers by rewarding their long-term service with more substantial retirement benefits.

The amounts of payments to each officer during an initial benefit period that extends from his retirement date to his actuarially calculated mortality age are specified in his agreement and generally increase each year. After each officer’s initial period, his payments will increase or decrease based on a formula that includes a comparison of (1) the Bank’s return on life insurance policies it has purchased to cover its costs associated with his benefits, to (2) the Bank’s opportunity costs associated with the premiums it paid on those policies and any benefits paid to the officer under his agreement. Reduced benefits will be payable if an officer’s employment terminates under various circumstances prior to age 65. If an officer retires or is terminated without cause after age 59 1/2 but before age 65, his annual benefits (which will begin following his early termination date) will be reduced by 18.18% for each full year between his termination date and age 65. If he resigns or is terminated without cause before age 59 1/2, his annual benefits (which will not begin until age 65) will be equal to 10% of his full benefits for each year he as been employed by the Bank, but not more than 80% of his full annual benefit amount. However, if an officer’s employment is terminated as a result of disability, or for any reason following a change in control of the Bank, he will retain the right to full benefits under his agreement beginning at age 65. All benefits are forfeited if an officer’s employment is terminated for cause.

Under the life insurance policies purchased by the Bank, upon an officer’s death his beneficiary or estate will receive a portion (from 0% to 80%) of the difference between the death benefits on and the cash values of the life insurance policies. The actual percentage is determined based on whether the officer remains employed by the Bank or is retired at the time of death and, if no longer employed for reasons other than retirement or disability, the officer’s age and length of service. All remaining policy proceeds, including the full cash value of the policies, will be paid to the Bank.

Change in Control Agreements.    Mr. Keeney’s employment agreement with the Bank, and separate agreements with Mr. White and Mr. Adams, include “change in control” provisions under which the Bank, or its successor, would be required to pay them a lump-sum payment (based on a multiple of the average of their salaries and annual incentive compensation for the preceding three years) if their employment is terminated without cause within three months following a change in control of the Bank, or if certain other “termination events” occur following a change in control and they voluntarily terminate their own employment. Those provisions are described in more detail in this proxy statement under the caption “Potential Payments Upon Termination of Employment or a Change of Control.”

The Compensation Committee believes these arrangements help us retain qualified executive officers by providing them with financial protection in the event that there is a change in control of the Bank. We believe those arrangements also help us maintain an environment in which there is less risk that our executive officers’ objectivity will be compromised if they are faced with the prospect of a change in control. The “double trigger” mechanism we included in these arrangements would permit an acquiring company to avoid being required to make a payment to our executive officers by continuing to employ them and treating them fairly. We believe that will help to minimize any discount that an acquiring company might factor into the amount it offers to pay our shareholders in an acquisition transaction, while still protecting our officers.

Personal Benefits.    In addition to the primary forms of compensation described above, our executive officers receive all benefits (including group insurance coverages) that are available generally to all our employees, and we provide them with limited amounts of other non-cash personal benefits. In particular, we furnish vehicles to our executive officers, and we do not restrict their personal use of those vehicles. However, our incremental costs associated to those benefits is relatively small, both in relation to our officers’ total compensation and to benefits provided to executive officers at other companies. As part of its review of our executive officers’ overall compensation each year, the Compensation Committee reviews all benefits being provided, or proposed to be provided, to executive officers, and it recommends to the Boards of Directors whether those benefits should be approved.

Tax and Accounting Implications

Internal Revenue Service regulations disallow a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid during any fiscal year to their CEOs and their next four most highly compensated named executive officers. Because the levels of our executive officers’ compensation is below that amount, those regulations will not have an effect on our income tax liability.

Compensation Committee Report

The Compensation Committee has:

•	reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement; and

•	based on that review and discussion, recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and Annual Report on Form 10-K.

The Compensation Committee

George T. Davis, Jr.         Gregory C. Gibbs         R. S. Spencer, Jr.         J. Bryant Kittrell III         Joseph T. Lamb, Jr.

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by our named executive officers for 2006. Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers. With the exception of our Chief Executive Officer who is employed under an employment agreement with the Bank as described below, each of the named officers is employed on an “at will” basis and subject to reelection as an officer each year, and none of them have employment agreements with us or the Bank.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (3)	Bonus (4)	Stock Awards (5)	Option Awards (6)	Non-Equity Incentive Plan Compensation (3)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (8)	All Other Compensation (9)	Total
Arthur H. Keeney III (1) President and Chief Executive Officer	2006	$245,000	$-0-	$48,106	$52,024	$69,317	$124,884	$12,744	$552,075

J. Dorson White, Jr. Executive Vice President and Chief Operating Officer	2006	145,000	-0-	14,285	14,547	28,213	20,809	11,940	234,794

William F. Plyler II (2) Senior Vice President and Chief Credit Officer	2006	115,500	-0-	45,608	37,508	22,473	30,883	9,606	261,578

Gary M. Adams Senior Vice President and Chief Financial Officer	2006	100,000	-0-	9,189	5,068	19,458	6,107	8,491	148,313

(1)	Mr. Keeney is a member of our Board of Directors, but he does not receive any additional cash compensation for his service as a director.
(2)	Mr. Plyler retired effective on January 1, 2007.
(3)	Includes the amount deferred at each officer’s election under our Section 401(k) plan and, in Mr. Keeney’s case, the additional amount he deferred under a separate non-qualified deferred compensation plan. As described below under the caption “Deferred Compensation,” amounts deferred under that plan are invested for Mr. Keeney by an unrelated bank, and we do not make any matching contribution to, or pay any interest or other amount or guarantee any rate of return on, his deferred compensation. During February 2007, our and the Bank’s Boards, based on the recommendation of the Compensation Committee, approved annual increases in base salary rates for 2007 as follows: Mr. Keeney—$270,000; Mr. White—$160,000; and Mr. Adams—$105,000.
(4)	No discretionary bonuses were paid for 2006.
(5)	Reflects the amount of compensation expense, as calculated under FAS 123R, that we recognized in our financial statements for 2006 relating to all outstanding restricted stock awards held by each officer. Expense related to each restricted stock award is calculated based on the fair market value of the underlying shares at the time the award is granted and is recognized on a straight-line basis over the vesting period of the award. The amount shown for Mr. Plyler includes the effect of our modification of his restricted stock awards during 2006 to accelerate their vesting in connection with his retirement.
(6)	Reflects the amount of compensation expense, as calculated under FAS 123R, that we recognized in our financial statements for 2006 relating to all outstanding stock options held by each officer. A discussion of material assumptions made in our valuation of and expense related to outstanding stock options is contained in Notes 1(O) and 9 to our consolidated financial statements. The amount shown for Mr. Plyler includes additional expense recognized during 2006 as a result of our modification of his stock options to accelerate their vesting in connection with his retirement.
(7)	Reflects the amount paid made to each officer for 2006 under our annual Incentive Plan described below under the caption “Plan-Based Awards.”

(8)	Reflects the increase from December 31, 2005, to December 31, 2006 in the present value of each officer’s accumulated benefits under their supplemental retirement plan agreements described below under the caption “Retirement Benefits.” In Mr. Keeney’s case, the amount reflects the aggregate increase under two separate plan agreements as follows: Executive Supplemental Retirement Plan - $120,546; Director Supplemental Retirement Plan —$4,338.
(9)	The listed amounts include:

•	for each officer, matching contributions made by the Bank under our Section 401(k) plan as follows: Mr. Keeney —$6,754; Mr. White—$10,176; Mr. Plyler—$8,431; Mr. Adams—$7,354; and

•

for each officer, cash dividends paid (on the same basis as they were paid to all our shareholders) on shares covered by unvested restricted stock awards as follows: Mr. Keeney—$5,990; Mr. White—$1,764; Mr. Plyler—$1,175; Mr. Adams—$1,137.

In addition to compensation paid in cash, from time to time our executive officers receive various personal benefits. None of the named officers received personal benefits during 2006 for which our estimated aggregate incremental cost exceeded $10,000, and the amounts of those benefits are not included in the table. We also provide our officers with group life, health, medical and other insurance coverages that are generally available to all salaried employees, and the cost of that insurance is not included in the Summary Compensation Table. As described below under the caption “Potential Payments Upon Termination of Employment and Change of Control—Endorsement Split-Dollar Agreements,” the named officers are covered by split-dollar life insurance policies that are owned by the Bank and for which it paid lump-sum premiums during 2002. No premiums were paid on those policies during 2006, and no amounts related to those policies are included in the table.

Employment Agreement

Mr. Keeney is employed by the Bank under an employment agreement entered into during 1998. The agreement provides for:

•	an initial “rolling” term of three years that, at the end of each year, is extended by one additional year unless either the Bank or Mr. Keeney gives notice that the agreement will not be extended;

•	annual base salary (originally, $112,000) which is subject to review and periodic increase by the Bank’s Board; and

•	the right to participate in bonus or incentive plans and other benefits made available by the Bank to its executive officers.

The agreement contains other provisions under which payments and benefits will be provided to Mr. Keeney, and that limit his ability to compete against the Bank, following a termination of his employment under various circumstances, including termination following a change in control of the Bank. Those provisions are described below under the caption “Potential Payments Upon Termination of Employment or a Change of Control.”

Plan-Based Awards

We have two compensation plans under which we grant awards from time to time to our executive officers, including our:

•	Omnibus Stock Ownership and Long Term Incentive Plan under which options to buy shares of our common stock, and awards of restricted shares of common stock, are granted; and

•	Incentive Plan under which additional cash compensation may be paid each year based on our corporate performance.

Stock Options and Restricted Stock Awards.    Stock options give the officers to whom they are granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share equal to the fair market value of our stock as determined under the terms of the plan on the date of grant. Options usually “vest,” or become exercisable, at intervals as to portions of the shares they cover based on a vesting schedule.

Restricted stock awards are conditional grants of shares of our common stock to officers that vest at intervals as to portions of the shares in a manner similar to that described above for stock options. When an award is granted, the shares are issued to the officer and he begins to receive cash dividends on the shares (at the same rate and on the same basis as our other shareholders) during the vesting period, but the shares are restricted and may not be sold or transferred until they vest. The restrictions are lifted as to the shares as they vest. If an officer’s employment terminates for any reason, he forfeits his unvested shares unless we agree otherwise.

Neither type of award includes any performance-based conditions. The price per share of stock options, and the vesting schedule of options and restricted stock awards, are approved by our Board, based on the recommendation of our Compensation Committee, at the time they are granted. Additional information about the plan is contained under the caption “Compensation Discussion and Analysis—Stock Options and Restricted Stock Awards.”

Incentive Plan.    Under our Incentive Plan, a portion of the cash compensation paid each year to our executive officers and other employees chosen to participate in the plan is tied to the extent to which we achieve goals set by our Board for the year with respect to various measures of corporate performance. Cash awards under the plan are calculated based on a percentage of each executive officer’s annual base salary. Additional information about the operation of the plan for 2006, including information about the threshold, target and maximum targets, and the relative weights of, each performance measure, and the formula used to calculate each named officer’s award, is contained under the caption “Compensation Discussion and Analysis—Incentive Plan.”

New Grants During 2006.    For 2006, we granted a stock option to each of our executive officers named in the Summary Compensation Table, and each of them was a participant in the Incentive Plan. Also, in connection with Mr. Plyler’s retirement, we modified the terms of three stock options and two restricted stock awards he held to accelerate their vesting. The following table contains information about the new awards and the award modifications.

GRANTS OF PLAN-BASED AWARDS DURING 2006

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Number of Shares of Stock or Units		Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Arthur H. Keeney III	02/21/06	—	—	—	—		8,954		$28.52		$78,348	(2)
	N/A	$58,800	$71,050	$95,550	—		—		—		—

J. Dorson White, Jr.	02/21/06	—	—	—	—		4,952		28.52		43,330	(2)
	N/A	21,750	29,000	36,250	—		—		—		—

William F. Plyler II	02/21/06	—	—	—	—		2,562		28.52		22,418	(2)
	11/16/06	—	—	—	—		380	(3)	13.25	(3)	6,469	(3)
	11/16/06	—	—	—	—		2,562	(3)	29.00	(3)	(7,827	) (3)
	11/16/06	—	—	—	—		2,562	(3)	28.52	(3)	(7,182	) (3)
	11/16/06	—	—	—	605	(4)	—		—		8,954	(4)
	11/16/06	—	—	—	1,123	(4)	—		—		4,829	(4)
	N/A	17,325	23,100	28,875	—		—		—		—

Gary M. Adams	02/21/06	—	—	—	—		1,619		28.52		14,166	(2)
	N/A	15,000	20,000	25,000	—		—		—		—

(1)	Reflects the dollar amount each officer could have received for 2006 under our Incentive Plan based on corporate performance at each level.
(2)	Values have been calculated as of the grant date of each option pursuant to FAS 123R based on the Black-Scholes option pricing model and assuming 30.37% volatility, a 4.52% risk-free rate of return, an expected annual dividend yield of 2.4%, and an expected life of seven years.
(3)

Share amounts reflect the numbers of unvested shares covered by three options held by Mr. Plyler that were modified to accelerate their vesting in connection with his retirement. The modified 2,562-share option at an exercise price of $28.52 is the same option as the one granted on 02/21/06 at that price. Exercise prices reflect the original prices of those modified options which were not changed when the options were modified. Values reflect the incremental increase (decrease) in the fair values of the options, in comparison to their fair values at the time they were originally granted, as calculated pursuant to FAS 123R based on the Black-Scholes option pricing model and assuming 22.58% volatility, a 5.03% risk-free rate of return, an expected annual dividend yield of 2.4%, and an expected life of 13 months. The shorter expected life resulted in an incremental decrease in fair value of two of the options.

(4)	Share amounts reflect the numbers of unvested shares covered by two restricted stock awards held by Mr. Plyler that were modified to accelerate their vesting in connection with his retirement. Values reflect the incremental increase in the fair values of the awards, in comparison to their fair values at the time they were originally granted, as calculated pursuant to FAS 123R based on the market value of the shares on the date the awards were modified.

The new stock options granted to Messrs. Keeney, White and Adams during 2006 become exercisable in three equal installments beginning on February 21, 2007, in the case of Mr. Keeney’s option, and on February 21, 2009, in the case of Mr. White and Mr. Adams. As a result of the modification described in footnotes to the table above, all restricted stock awards held by Mr. Plyler became fully vested, and all his stock options became fully exercisable, when he retired. If they are not exercised sooner, the options will expire on January 1, 2008, which is one year following his retirement date.

Based on our performance, cash awards were paid for 2006 under the Incentive Plan equal to 28.3% of Mr. Keeney’s base salary and 19.5% of each other named officer’s base salary. The amounts of those cash awards are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. No adjustments were made to the performance targets, and there was no discretionary increase in, or reduction of, the amount paid to any of our executive officers.

Outstanding Stock Options and Restricted Stock Awards.    The following table contains information about all unexercised stock options (listed individually) and unvested restricted stock awards (listed in the aggregate) held on December 31, 2006, by our executive officers named in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT 2006 YEAR END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Stock Options (Exercisable)		Number of Securities Underlying Unexercised Stock Options (Unexercisable)		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (12)
Arthur H. Keeney III	4,422		-0-		$12.50	01/21/08		8,809	(8)	$287,173
	4,200		-0-		10.00	02/16/10		—		—
	2,747		1,373	(1)	13.25	01/16/12		—		—
	2,984		5,970	(2)	29.00	05/17/15		—		—
	-0-		8,954	(3)	28.52	02/21/16		—		—

J. Dorson White, Jr.	2,043		-0-		12.50	01/21/08		2,594	(9)	84,564
	1,960		-0-		10.00	02/16/10		—		—
	1,133		567	(1)	13.25	01/16/12		—		—
	-0-		4,952	(4)	29.00	05/17/15		—		—
	-0-		4,952	(5)	28.52	02/21/16		—		—

William F. Plyler II	972		-0-		12.50	01/01/08	(7)	(10)		—
	1,456		-0-		10.00	01/01/08	(7)	—		—
	1,130	(6)	-0-		13.25	01/01/08	(7)	—		—
	2,562	(6)	-0-		29.00	01/01/08	(7)	—		—
	2,562	(6)	-0-		28.52	01/01/08	(7)	—		—

Gary M. Adams	1,407		-0-		12.50	01/21/08		1,672	(11)	54,507
	742		-0-		10.00	02/16/10		—		—
	767		383	(1)	13.25	01/16/12		—		—
	-0-		1,619	(4)	29.00	05/17/15		—		—
	-0-		1,619	(5)	28.52	02/21/16		—		—

(1)	Exercisable on 01/16/07.

(2)	Exercisable as to one-half of the shares on each of 05/17/07 and 05/17/08.
(3)	Exercisable as to one-third of the shares on each of 02/21/07, 02/21/08 and 02/21/09.
(4)	Exercisable as to one-third of the shares on each of 05/17/08, 05/17/09 and 05/17/10.
(5)	Exercisable as to one-third of the shares on each of 02/21/09, 02/21/10 and 02/21/11.
(6)	During 2006, and in connection with Mr. Plyler’s retirement, we modified the terms of these three options to accelerate their vesting as to all unvested shares.
(7)	All of Mr. Plyler’s options will expire one year following his retirement.
(8)	Vests as to 1,616 shares on 01/01/07, 1,678 shares on 01/13/07, 2,157 shares on 01/01/08, 1,678 shares on 01/13/08, and 1,680 shares on 01/13/09.
(9)	Vests as to 384 shares on 01/01/07, 565 shares on 01/13/07, 513 shares on 01/01/08, 565 shares on 01/13/08, and 567 shares on 01/13/09.
(10)	During 2006, and in connection with his retirement on 01/01/07, we modified the terms of two restricted stock awards held by Mr. Plyler to accelerate their vesting as to 1,095 unvested shares. The remaining 633 shares included in his awards vested on 01/01/07 under their original terms and, on 12/31/06 had a market value of $20,636. However, since his service would not continue into 2007, for accounting purposes we treated those shares as having vested, and recognized the expense of those remaining shares, during 2006. Those shares are not shown in the table.
(11)	Vests as to 264 shares on 01/01/07, 352 shares on 01/13/07, 351 shares on 01/01/08, 352 shares on 01/13/08, and 353 shares on 01/13/09.
(12)	Market values of unvested shares are based on the last reported trade price for our stock on The Nasdaq Stock Market on the last trading day of 2006.

Exercises and Vesting.    No outstanding stock options were exercised during 2006. However, previously granted restricted stock awards did become vested during the year. The following table contains information about all restricted stock awards held by our executive officers named in the Summary Compensation Table that became vested during 2006.

OPTION EXERCISES AND STOCK VESTED DURING 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting (3)
Arthur H. Keeney III	-0-	$-0-	1,206	(1)	$32,441
	—	—	1,616	(1)	43,470
J. Dorson White, Jr.	-0-	-0-	525	(1)	14,123
	—	—	384	(1)	10,330
William F. Plyler II	-0-	-0-	350	(1)	9,415
	—	—	259	(1)	6,967
	—	—	346	(2)	11,349
	—	—	749	(2)	24,567
Gary M. Adams	-0-	-0-	335	(1)	9,012
	—	—	264	(1)	7,102

(1)	Reflects shares of restricted stock covered by awards that became vested under their original terms on 01/01/06.
(2)	Reflects shares of restricted stock covered by awards as to which vesting was accelerated in connection with Mr. Plyler’s retirement. An additional 633 shares became vested under their original terms on 01/01/07.
(3)	Values realized are based on last reported trade prices for our stock on The Nasdaq Stock Market on the last trading day prior to each vesting date.

Deferred Compensation

We have a separate arrangement under which Mr. Keeney may elect each year, in advance, to defer receipt of up to 90% of his salary and up to 100% of his bonus. We pay the deferred amounts to an independent trustee that credits them to a deferral account for Mr. Keeney. We do not make any contributions to, or pay any interest or other amount or guarantee any rate of return on, Mr. Keeney’s deferral account. The trustee invests amounts credited to the account, as directed by Mr. Keeney, into any one or a combination of investment funds available under the arrangement which are similar to those available to our officers and employees for the investment of their account balances under our

Section 401(k) plan. His investment elections may be changed each quarter. The balance of Mr. Keeney’s deferral account will be paid to him following his retirement or other termination of employment. Payment also may be made prior to termination of employment, but only with the approval of our Board of Directors. Payment may be made in a lump-sum or in periodic payments over ten years. None of our other executive officers participate in the arrangement.

The following table contains information about Mr. Keeney’s deferral account for 2006.

NONQUALIFIED DEFERRED COMPENSATION DURING 2006

Name	Executive Contributions in 2006		Company Contributions in 2006		Aggregate Earnings in 2006		Aggregate Withdrawals/ Distributions in 2006	Aggregate Balance at 12/31/06
Arthur H. Keeney III	$37,119	(1)	$-0-	(2)	$13,847	(3)	$-0-	$164,840	(4)

(1)	The full amount deferred by Mr. Keeney for 2006 is included in his salary listed in the Summary Compensation Table.
(2)	We do not make any contributions to Mr. Keeney’s account under the plan.
(3)	Earnings on Mr. Keeney’s account are not listed in the Summary Compensation Table. All deferred amounts are invested by an independent trustee, and we do not pay any interest or other amount, or guarantee any return, on his deferred compensation.
(4)	Includes an aggregate of $134,654 in contributions by Mr. Keeney (including his 2006 contribution) since 2002. All amounts contributed in prior years were disclosed as salary or bonus in the Summary Compensation Tables contained in our proxy statements for those years.

Retirement Benefits

As a supplement to our Section 401(k) plan, the Bank has entered into separate agreements with our executive officers under which, following their retirement at age 65, it will make payments to them until their deaths. The amounts of payments to each officer during an initial benefit period that extends from his retirement date to his actuarially calculated mortality age are specified in his agreement and generally increase each year. After each officer’s initial period, his payments will increase or decrease based on a formula that includes a comparison of the Bank’s return on life insurance policies it has purchased to cover its costs associated with his benefits, to the Bank’s opportunity costs associated with the premiums it paid on those policies and any benefits paid to the officer under his agreement. Reduced benefits will be payable if an officer’s employment terminates under various circumstances prior to age 65. If an officer retires or is terminated without cause after age 59 1/2 but before age 65, his annual benefits (which will begin following his early termination date) will be reduced by 18.18% for each full year between his termination date and age 65. If he resigns or is terminated without cause before age 59 1/2, his annual benefits (which will not begin until age 65) will be equal to 10% of his full benefits for each year he as been employed by the Bank, but not more than 80% of his full annual benefit amount. However, if an officer’s employment is terminated as a result of disability, or for any reason following a change in control of the Bank, he will retain the right to full benefits under his agreement beginning at age 65. All benefits are forfeited if an officer’s employment is terminated for cause. At the end of 2006, Messrs. Keeney and Plyler were eligible for early retirement under their agreements. Mr. Plyler retired effective on January 1, 2007, however, in connection with his retirement, his agreement was modified to provide that he will receive full annual benefits under his agreement but they will not begin until he reaches age 65.

As a director, Mr. Keeney also has a separate, similar agreement with the Bank under a plan that provides retirement benefits to directors. The terms of that plan are described under the caption “Director Compensation—Director Retirement and Death Benefits.”

The following table contains information about benefits that may be paid under the agreements to our executive officers named in the Summary Compensation Table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year (2)
Arthur H. Keeney III	Executive Supplemental Retirement Plan	4	$482,545	$-0-

	Director Supplemental Retirement Plan	4	17,365	-0-

J. Dorson White, Jr.	Executive Supplemental Retirement Plan	4	83,298	-0-

William F. Plyler II (3)	Executive Supplemental Retirement Plan	4	123,622	-0-

Gary M. Adams	Executive Supplemental Retirement Plan	4	24,444	-0-

(1)	The amounts listed reflect the present values, as of December 31, 2006, of the officers’ accumulated benefits under the plan. The amounts are equal to the liabilities for those benefits accrued on our books under APB Opinion No. 12 and FAS No. 87, based on the same assumptions we use for financial statement purposes and assuming that payments will be made to each officer following his retirement at age 65 in amounts, and for an initial benefit period, stated in the officer’s agreement. The initial benefit period, and the actual beginning and ending annual benefit amount during that period, for each officer are reflected in the table below.

Name	Plan Name	Initial Period	Beginning Annual Benefit	Ending Annual Benefit
Arthur H. Keeney III	Executive Supplemental Retirement Plan	12 years	$82,779	$108,046

	Director Supplemental Retirement Plan	7 years	11,373	12,553

J. Dorson White, Jr.	Executive Supplemental Retirement Plan	11 years	51,362	62,469

William F. Plyler II	Executive Supplemental Retirement Plan	12 years	21,201	27,688

Gary M. Adams	Executive Supplemental Retirement Plan	10 years	22,694	23,383

(2)	None of the officers have begun receiving payments under their agreements.
(3)	Mr. Plyler retired from his position with the Bank effective on January 1, 2007. In connection with his retirement, his agreement was modified such that it will remain in effect but he will not begin to receive payments until age 65.

Potential Payments Upon Termination of Employment or a Change of Control

Under agreements between the Bank and our executive officers, the officers will receive payments and benefits from the Bank if their employment terminates under various circumstances. Those arrangements are described in the following paragraphs, and a summary of the payments and benefits each officer will receive following different termination events is contained in the table below.

Employment Agreement with Mr. Keeney.    Mr. Keeney’s employment agreement is described above under the caption “Employment Agreement.” If his employment is terminated without cause, he will continue to receive his base salary, paid monthly, for the remaining term of his agreement. If the termination without cause occurs within three months following a change in control of the Bank, or if a “termination event” (as defined below) occurs following a change in control and Mr. Keeney voluntarily terminates his own employment, he will receive a lump sum payment equal to the average of the base salary, cash bonuses and incentives paid to him over the three prior 12-month periods, multiplied by 2.99. Under any of those circumstances, Mr. Keeney will receive continued medical and disability insurance coverage for the remaining term of his employment agreement.

A “termination event” will occur under Mr. Keeney’s agreement if, within three months following a change in control: (1) his salary is reduced; (2) his responsibilities are reduced (without regard to his title); or (3) he is required to change his workplace to a location greater than 75 miles from Engelhard, North Carolina. A “change in control” means, generally, a direct or indirect acquisition by another person or entity, by merger, share exchange, consolidation, purchase or otherwise, of all or substantially all of the assets or stock of the Bank or its parent company.

While Mr. Keeney receives payments under his agreement, he may not be employed by or participate in the management, operation or control of any business that competes with the Bank in any county in which the Bank has an office or in any contiguous county. He could be employed by a financial institution that is not headquartered in any of the prohibited counties, but he could not live or work, or have managerial input or control of the other institution’s activities, in one of those counties. Those provisions will not apply in the case of a termination of his employment following a change in control since the Bank’s payment to him under those circumstances will be made in a lump-sum and not over a period of time.

Other Change in Control Agreements.    The Bank has separate “change in control” agreements with Mr. White and Mr. Adams. If their employment is terminated without cause within three months following a change in control of the Bank, or if a “termination event” (as defined below) occurs following a change in control and they voluntarily terminate their own employment, they will receive lump sum payments equal to the average of their base salary, cash bonuses and incentives paid to them over the three prior 12-month periods, multiplied by 1.50, and they will receive continued medical insurance coverage for a period of 18 months. The Bank had the same arrangement with Mr. Plyler, but his agreement has terminated as a result of his retirement.

A “termination event” will occur under these two agreements if, within three months following a change in control: (1) their salaries are reduced; or (2) their responsibilities are reduced (without regard to title). “Change in control” has the same meaning as under Mr. Keeney’s employment agreement.

The agreements with Mr. White and Mr. Adams do not contain any restriction on their ability to compete with the Bank. However, the agreements do provide that, following any termination of their employment, they may not disclose or make use of any confidential information about the Bank’s business that they received during their employment.

Retirement and Other Voluntary Terminations.    Under each executive officer’s supplemental retirement plan agreement described above under the caption “Retirement Benefits,” the Bank will pay normal retirement benefits to the officer following his retirement at age 65, or reduced benefits following his early retirement after age 59 1/2. If an officer resigns, or his employment is terminated by the Bank without cause, he will receive a reduced annual retirement benefit beginning immediately if the termination occurs after age 59 1/2 but before age 65, or beginning at age 65 if the termination occurs before age 59 1/2. If an officer becomes disabled, or if, following a change in control of the Bank, he resigns, or his employment is terminated without cause, before age 59 1/2, he will receive his full annual retirement benefit under this agreement beginning at age 65.

Consulting Agreement.    During 2006, and in connection with Mr. Plyler’s retirement, the Bank entered into an agreement under which he will consult with the Bank’s management and staff and provide services relating to credit analysis, underwriting and review, loan work-outs, and staff credit training. For his services during the one-year initial term of the agreement, the Bank will pay Mr. Plyler a retainer of $20,000, monthly payments of $7,000, and $75 per hour for his time spent in any month on the Bank’s business in excess of 85 hours. At the end of the initial term, the agreement is renewable, at the Bank’s option, for an additional year. During the renewal term, the Bank would pay Mr. Plyler a retainer of $20,000, monthly payments of $6,000, and $75 per hour for his time spent in any month on the Bank’s business in excess of 65 hours. If the agreement is not renewed by the Bank, it will pay him $75,000. The Bank also will provide continued coverage for Mr. Plyler under the Bank’s group medical insurance plan during the initial term and, if renewed by the Bank, the renewal term.

For a period of two years following his retirement, Mr. Plyler may not serve as an officer, director or employee of any financial institution that has an office within 100 miles of the Bank’s headquarters. Mr. Plyler also agreed that he will not disclose information about the Bank’s business that he received during his employment or during the term of the agreement.

Endorsement Split-Dollar Agreements.    The Bank has purchased life insurance policies on the lives of each of our named executive officers, and has entered into an Endorsement Split-Dollar Agreement with each of them. The policies are owned by the Bank. Under the agreements, upon an officer’s death while he remains employed by the Bank or after a termination of employment, a portion (from 0% to 80%) of the “net death proceeds” of the policies will be paid to the officer’s beneficiary. The net death proceeds of a policy will equal the total death benefit payable under the policy minus the cash surrender value of the policy. The actual percentage is determined based on whether the officer remains employed by the Bank or is retired at the time of death and, if no longer employed for reasons other than retirement or disability, the officer’s age and length of service. The Bank will receive the remainder of the death benefits, including the full cash surrender value of the policies, which we expect will reimburse the Bank in full for its life insurance investment. During 2002, the Bank made one-time premium payments on the policies as follows: Mr. Keeney—$1,120,492; Mr. White—$330,000; Mr. Plyler—$263,000; and Mr. Adams—$136,000.

Summary of Payment and Benefits.    Payments that would be made to the named executive officers under their supplemental retirement agreements are described under the caption “Retirement Benefits.” The following table lists estimates of other payments and benefits that would be paid or provided to Messrs. Keeney, White and Adams if their employment had terminated under various circumstances on December 31, 2006. Mr. Plyler retired effective on January 1, 2007. In his case, the table lists estimates of aggregate other payments and benefits that will be paid or provided to him in connection with his retirement.

Type of Termination Event and Description of Payment or Benefit	A.H. Keeney		J.D. White		G.M. Adams		W.F. Plyler
Involuntary Termination Without Cause (Other than After a Change in Control):
Aggregate cash payments	$490,000	(1)	—		—		—
Continued insurance coverage	35,580	(2)	—		—		—

Involuntary Termination Without Cause, or Voluntary Termination as a Result of a Termination Event, After a Change in Control:
Aggregate cash payments	870,979		239,615		167,156			(4)
Continued insurance coverage	35,580	(2)	16,497	(3)	16,497	(3)		(4)

Retirement:
Aggregate cash payments for consulting services	—		—		—		196,000	(5)
Continued insurance coverage	—		—		—		7,152	(6)
Accelerated vesting of stock options and restricted stock awards	—		—		—		5,243	(7)

Death:
Death benefits under split-dollar life insurance policies	977,466	(8)	425,047	(8)	146,400	(8)	229,568	(8)

(1)	Reflects the aggregate amount of monthly payments that would be paid to Mr. Keeney during the two-year remaining term of his employment agreement.
(2)	Reflects our estimate of the aggregate cost (discounted to present value) of continued medical and disability insurance coverage equivalent to that currently provided to Mr. Keeney under our group plans that could be obtained in the marketplace for the two-year remaining term of his employment agreement. The amount has been calculated under FAS 106 based on the same actuarial assumptions as would be used for financial statement purposes under generally accepted accounting principles.
(3)	Reflects our estimate of the aggregate cost (discounted to present value) of continued medical insurance coverage equivalent to that currently provided to the officers under our group plans that could be obtained in the marketplace for 18 months as provided in their change in control agreements. The amounts have been calculated under FAS 106 based on the same actuarial assumptions as would be used for financial statement purposes under generally accepted accounting principles.
(4)	Mr. Plyler’s change in control agreement terminated when he retired.
(5)	Reflects total payments over the full two-year term of Mr. Plyler’s consulting agreement based on the assumption that it will be renewed by the Bank for the second year. If the agreement is not renewed for the second year, total payments would be $179,000. Those amounts are based on 85 hours of service during the first year, and 65 hours during the second year. If Mr. Plyler provides additional services during any month, additional amounts would be paid on an hourly basis.
(6)	Reflects the total cost, based on current rates, of continued medical insurance coverage under our group plan for the full two-year term of Mr. Plyler’s consulting agreement.
(7)	In connection with Mr. Plyler’s retirement, during 2006 we modified the terms of three stock options and two restricted stock awards he held to accelerate their vesting to his retirement date. Those modifications are described above under the caption “Plan-Based Awards.” This amount reflects the net aggregate incremental increase in the fair values of options and stock awards, as calculated pursuant to FAS 123R, resulting from the accelerated vesting.

(8)	Reflects the portion of the aggregate death benefits payable under the split-dollar insurance policies that would be paid to the officer’s beneficiary. The remainder of the death benefits, including the full cash value of the policies, would be paid to the Bank.

DIRECTOR COMPENSATION

Directors’ Fees

Our outside directors serve and are compensated as directors of the Bank. The Boards of the Bank and our holding company meet jointly, and directors do not receive any additional compensation for their services as our directors unless our Board meets separately. Mr. Keeney is compensated as an executive officer of the Bank, and he receives no additional cash compensation for his service as a director. The following table describes our standard schedule of fees paid to our outside directors for 2006:

Description	Amount
Annual retainer	$6,000
Additional retainer paid to the Chairman	5,000
Fee per meeting of our and the Bank’s Boards	750
Fee per meeting of Executive Committee	650
Fee per meeting of other committees	600
Additional fee per meeting of Audit Committee paid to committee Chairman	250

Directors who retire from service after age 70 continue to receive fees of $500 per month for a period of three years following their retirement.

Each director may elect each year, in advance, to defer receipt of up to 100% of his fees under the same deferred compensation arrangement that is described above for Mr. Keeney under the caption “Deferred Compensation.” We pay the deferred amounts to an independent trustee that credits them to a deferral account for each director. We do not make any contributions to, or pay any interest or other amount or guarantee any rate of return on, the directors’ accounts. The trustee invests amounts credited to the directors’ accounts, as they direct, into any one or a combination of investment funds available under the arrangement which are similar to those available to our officers and employees for the investment of their account balances under our Section 401(k) plan. Six of our eight outside directors participated in that arrangement for 2006.

Director Retirement and Death Benefits

The Bank has entered into separate supplemental retirement plan agreements with each of our directors under which, following a director’s retirement from service at an agreed upon age, the Bank will make monthly payments to him until his death in amounts provided for in his agreement. The amounts of payments to be made to a director during an initial benefit period that extends from his retirement date to his actuarially calculated mortality age are specified in his agreement and generally increase each year. After the director’s initial period, his payments will increase or decrease based on a formula that includes a comparison of, in the case of seven of our outside directors, (1) the Bank’s return on life insurance policies it has purchased to cover its costs associated with his benefits, to (2) the Bank’s opportunity costs associated with premiums it paid on those policies and any benefits paid to the director under his agreement. In the case of one ourside director for whom insurance policies were not purchased, the formula makes that comparison based on assumed returns and premiums on policies on other insured plan participants. Reduced annual benefits are payable in the event a director’s service terminates prior to his specified retirement age. However, if a director’s service is terminated as a result of disability, or for any reason following a change in control of the Bank, he will retain the right to full benefits under his agreement. All benefits are forfeited if a director’s service is terminated for cause.

As described above, the Bank has purchased life insurance policies on the lives of seven of our outside directors, and has entered into an Endorsement Split-Dollar Agreement with each of them. The policies are owned by the Bank. Under the agreements, upon a director’s death, a portion (from 0% to 80%) of the “net death proceeds” of the policies will be paid to the director’s beneficiary. The net death proceeds of a policy will equal the total death benefit payable under the policy minus the cash surrender value of the policy. The actual percentage is determined based on whether the director remains a director or is retired at the time of death and, if no longer serving as a director for reasons other than retirement or disability, the director’s length of service. The Bank will receive the remainder of the death benefits, including the full cash surrender value, which we expect will reimburse the Bank in full for its life insurance investment. During 2002, the Bank made one-time premium payments on the policies as follows: Mr. Davis— $200,000; Mr. Gibbs—$100,000; Mr. Hughes—$100,000; Mr. Kittrell—$100,000; Mr. Lamb—$200,000; Mr. Marshall—$100,000; and Mr. Spencer—$200,000. During 2006, the Bank made a one-time premium payment of $100,000 on policies covering Mr. Weeks.

Director Compensation for 2006

The following table summarizes the compensation paid or provided to our outside directors for 2006.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation		Total
George T. Davis, Jr.	$33,700	$4,107	$-0-		$37,807
Gregory C. Gibbs	31,900	6,210	-0-		38,110
John F. Hughes, Jr.	27,750	4,098	-0-		31,848
J. Bryant Kittrell III	41,100	6,422	-0-		47,522
Joseph T. Lamb, Jr.	18,750	17,940	-0-		36,690
B. Martelle Marshall	20,550	6,152	-0-		26,702
R. S. Spencer, Jr.	43,500	15,052	-0-		58,552
Michael D. Weeks	21,150	1,985	100,000	(4)	123,135

(1)	Arthur H. Keeney is not listed in the table. He is compensated as an officer and employee of the Bank and does not receive any separate cash compensation for his services as a director.
(2)	Includes amounts of fees deferred at each participating director’s election under our deferral plan. Earnings on the directors’ deferral accounts are not listed in the table.
(3)	Amounts reflect the increase from December 31, 2005, to December 31, 2006 in the present value of each director’s accumulated benefits under their Director Supplemental Retirement Plan agreements described above under the caption “Director Retirement and Death Benefits.” The increase in Mr. Keeney’s accumulated benefits under his plan agreement is included in the description of his compensation as an executive officer in the Summary Compensation Table.
(4)	Reflects the aggregate one-time premium paid by the Bank during 2006 for life insurance policies which are owned by the Bank. Under Mr. Weeks’ Endorsement Split-Dollar Agreement covering the policies, upon his death his beneficiary will receive a portion of the “net death proceeds” of the policies (defined as the total death benefit payable under the policies minus the cash surrender value of the policies). The Bank will receive the remainder of the death benefits, including the full cash surrender value.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our Audit Committee reviews and approves certain transactions, arrangements or relationships in which we or the Bank is a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our common stock, and members of the immediate family of one of those persons.

Except as described below, the policy covers:

•

any transactions, arrangements or relationships, or series of transactions, arrangements or relationships that are required to be disclosed in our proxy statement under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments); and,

•

any other transactions, arrangements or relationships in which the dollar amount involved exceeds or will exceed an aggregate of $5,000 (including all periodic payments) and that would fall in the first category above except for their amount being less than the $120,000 dollar threshold specified above.

The transactions covered by the policy generally include loans, but it does not cover loans made by the Bank in the ordinary course of its business that are subject to banking regulations related to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover the provision of services by the Bank as a depositary of funds or similar banking services in the ordinary course of its business, or compensation paid to our executive officers that has been reviewed and approved, or recommended to our Board of Directors for approval, by our Compensation Committee.

In its review of related person transactions, the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction unless and until it concludes to its satisfaction that the transaction:

•	has been or will be agreed to or engaged in on an arm’s-length basis,

•	is to be made on terms that are fair and reasonable to us, and

•	is in our best interests.

Related Person Transactions During 2006

There were no transactions with our related persons during 2006 that were required to be approved by our Audit Committee. The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, and their associates. All loans included in those transactions during 2006 were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time those loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

The following table lists persons who we believe owned, beneficially or of record, 5% or more of our outstanding shares on the Record Date for the Annual Meeting.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percentage of class
Estate of Anna Mae H. Gibbs PO Box 277, Swan Quarter, NC 27885	377,378	(1)	13.00%
Gregory C. Gibbs PO Box 402, Engelhard, NC 27824	383,256	(2)	13.21%
Regina A. Gibbs PO Box 578, Engelhard, NC 27824	447,868	(3)	15.43%
Charles G. Gibbs, Jr. PO Box 474, Engelhard, NC 27824	453,176	(4)	15.61%
Caxton Associates, LLC Princeton Plaza, Building 2 731 Alexander Road Princeton, New Jersey 08540	165,192	(5)	5.7%
OZ Management, LLC 9 West 57th Street, 39th Floor New York, New York 10019	259,087	(6) (7)	8.9%
OZ Master Fund, Ltd. c/o Goldman Sachs (Cayman) Trust, Limited G. T. Harbour Centre, Second Floor North Church Street George Town, Grand Cayman, Cayman Islands	246,336	(7)	8.5%

(1)	Gregory C. Gibbs, Regina A. Gibbs and Charles G. Gibbs, Jr., serve as co-executors of the Estate of Anna Mae H. Gibbs, and the listed shares also are included in the shares listed as beneficially owned by each of them individually. The estate has pledged 377,378 shares as security for loans.
(2)	Mr. Gibbs may be considered to have shared voting and investment power with respect to 377,628 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which he serves as co-executor. Those shares also are included in the shares listed for the Estate and for each of Regina A. Gibbs and Charles G. Gibbs, Jr.
(3)	Ms. Gibbs may be considered to have shared voting and investment power with respect to 447,130 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which she serves as co-executor (which also are included in the shares listed for the Estate and for each of Gregory C. Gibbs and Charles G. Gibbs, Jr.) and 69,752 shares held by a family trust for which she serves as co-trustee (which also are included in the shares listed for Charles G. Gibbs, Jr.).
(4)	Mr. Gibbs may be considered to have shared voting and investment power with respect to 447,130 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which he serves as co-executor (which also are included in the shares listed for the Estate and for each of Gregory C. Gibbs and Regina A. Gibbs) and 69,752 shares held by a family trust for which he serves as co-trustee (which also are included in the shares listed for Regina A. Gibbs).
(5)	The company’s Schedule 13G filed with the SEC indicates that the shares are held by Caxton International Limited and Caxton Equity Growth Holdings LP, that it has voting and dispositive power with respect to those shares in its capacity as trading advisor to those entities, and that its Chairman and majority shareholder, Bruce S. Kovner, also may be deemed to beneficially own the shares.
(6)	The company’s Schedule 13G filed with the SEC indicates that the shares are held by a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority, including OZ Master Fund, LTD., and that its Senior Managing Member, Daniel S. Och, may be deemed to control the company and, therefore, also may be deemed to beneficially own the shares.
(7)	The shares listed for OZ Master Fund, Ltd. also are included in the shares listed for OZ Management, LLC.

Directors and Executive Officers

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by our current directors, nominees for election as directors, and certain named executive officers, individually, and by all of our current directors and executive officers as a group.

Name of Beneficial owner	Amount and nature of Beneficial ownership (1)		Percent of class (2)
Gary M. Adams	7,475		0.26%
George T. Davis, Jr.	115,341	(3)	3.97%
Gregory C. Gibbs	383,256	(4)	13.21%
John F. Hughes, Jr.	2,200		0.08%
Arthur H. Keeney III	40,050		1.37%
J. Bryant Kittrell III	5,000		0.17%
Joseph T. Lamb, Jr.	33,218		1.14%
B. Martelle Marshall	2,277		0.08%
William F. Plyler II	11,019		0.38%
R. S. Spencer, Jr.	46,291		1.60%
Michael D. Weeks	1,017		0.04%
J. Dorson White, Jr.	13,244		0.46%
All current directors and executive officers as a group (13 persons)	660,388		22.47%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. The listed shares include the following numbers of shares with respect to which individuals named and included in the group have shared voting and investment power: Gary M. Adams—1,438 shares; George T. Davis, Jr. - 99,267 shares; Gregory C. Gibbs—377,628 shares; J. Bryant Kittrell III—1,000 shares; Joseph T. Lamb, Jr.—18,092 shares; B. Martelle Marshall - 591 shares; R. S. Spencer, Jr.—18,922 shares; and all current directors and executive officers as a group—516,938 shares, including shares described in footnote 4 below held by persons for whom one of our directors acts as attorney-in-fact. Individuals named and included in the group exercise sole voting power only with respect to the following numbers of shares representing unvested restricted stock awards pursuant to our Omnibus Stock Ownership and Long Term Incentive Plan: Gary M. Adams—1,408 shares; Arthur H. Keeney III—5,515 shares; J. Dorson White, Jr.—1,645 shares; and all current directors and executive officers as a group—8,568 shares. The listed shares also include the following numbers of shares that could be acquired by individuals named and included in the group pursuant to stock options that could be exercised within 60 days following the Record Date and with respect to which shares they may be deemed to have sole investment power only: Gary M. Adams—3,299 shares; Arthur H. Keeney III—18,710 shares; William F. Plyler II—8,682 shares; J. Dorson White, Jr.—5,703 shares; and all persons included in the group—36,394 shares. Shares listed for certain of the named individuals have been pledged as security for loans as follows: Mr. Gibbs—377,378 shares.
(2)	Percentages are calculated based on 2,902,242 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days following the Record Date.
(3)	Includes an aggregate of 92,274 shares held directly by Mr. Davis’ mother and aunt for whom he acts as attorney-in-fact and as to which shares Mr. Davis disclaims beneficial ownership.
(4)	Includes 377,378 shares held by the Estate of Anna Mae H. Gibbs for which Mr. Gibbs serves as co-executor.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and principal shareholders are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, or to timely file required reports, during previous years. We currently are not aware of any required reports which were not filed, or which were filed late, during 2006.

PROPOSAL 2:    RATIFICATION OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2007. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their compensation and terms of the engagement under which they provide services to us. Our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes PLLC for 2007 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Dixon Hughes PLLC was first appointed as our independent accountants on March 10, 2005, and it audited our consolidated financial statements for the years ended December 31, 2005 and 2006. It replaced KPMG LLP which was dismissed by the Committee. Our relationship with KPMG LLP terminated on March 22, 2005, when it completed its audit of, and issued its report on, our financial statements for the year ended December 31, 2004. In connection with KPMG LLP’s audits of our financial statements for the two years ended December 31, 2003 and 2004, and through the date of completion of its 2004 audit on March 22, 2005, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

KPMG LLP’s audit reports on our consolidated financial statements as of and for the years ended December 31, 2003 and 2004, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During 2003 and 2004, and through March 22, 2005, when the Committee’s action dismissing KPMG LLP became effective, there were no “reportable events” requiring disclosure pursuant Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K or any “consultations” with Dixon Hughes PLLC of a type requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

Our Board of Directors recommends that you vote “FOR” Proposal 2. To be approved,

the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees During 2006 and 2005

Except as described below, under its current procedures the Audit Committee specifically pre-approves all audit services and other services provided by our accountants. In the case of tax services and other permissible non-audit services, the Committee has delegated authority to its Chairman to pre-approve services between Committee meetings. Any approval of services by the Chairman is communicated to the full Committee at its next regularly scheduled meeting. The Committee also may authorize management to obtain tax services from our accountants from time to time during the year up to a specified aggregate amount of fees. Requests for advice in addition to that amount would require further approval.

As our independent accountants for 2006 and 2005, Dixon Hughes PLLC provided us with various audit and other services for which we and the Bank were billed, or expect to be billed, for fees as further described below. Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC during 2006 did not affect its independence.

The following table lists the aggregate amounts of fees paid to Dixon Hughes PLLC for audit services for 2006 and 2005 and for other services they provided during 2006 and 2005.

Type of Fees and Description of Services	2006	2005
Audit Fees, including, for both years, audits of our consolidated financial statements, reviews of our condensed interim consolidated financial statements included in our quarterly reports, and services (including delivery of its comfort letter) related to a public offering of shares of our common stock, and, for 2006, an audit of our internal control over financial reporting	$199,990	$203,000

Audit-Related Fees, including audits of our 401(k) plan and financial accounting consultations	18,036	13,200

Tax Fees, including preparation of Form 5500s in connection with our benefit plans and assistance with estimated tax payments	3,550	2,000

All Other Fees, including assistance during 2005 with our strategic planning process	-0-	39,700

PROPOSALS FOR 2008 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director which is intended to be presented for action at our 2008 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than November 22, 2007, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2008 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporate Secretary at our address listed below no later than February 5, 2008, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at a meeting of our shareholders at which directors will be elected, nominations for election to our Board of Directors may be made by our Board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to our Corporate Secretary at our address listed below not later than the close of business on the fifth business day following the date on which notice of the meeting is first given to shareholders.

The required notice of a nomination must include: (1) the names and addresses of the shareholder who intends to make the nomination and of the person to be nominated; (2) a representation that the shareholder is a holder of record of shares of our common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) all other information regarding the nominee that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by our Board; and (5) the written consent of the nominee to serve as a director if elected. Only persons who are nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that is not made in compliance with the procedures set out in our Bylaws.

The notices described above should be mailed to:

ECB Bancorp, Inc.

Attention: Corporate Secretary

Post Office Box 337

Engelhard, North Carolina 27824

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file periodic reports and other information about our company with the Securities and Exchange Commission, including annual reports, quarterly reports and proxy statements. You may review information that we file electronically with the SEC on the SEC’s Internet website at www.sec.gov. Our own Internet website (www.ecbbancorp.com) contains a link to the SEC’s website.

A copy of our 2006 Annual Report on Form 10-K as filed with the Securities and Exchange Commission accompanies this proxy statement.

ECB BANCORP, INC.

Post Office Box 337

Engelhard, North Carolina 27824

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Arthur H. Keeney III, J. Dorson White, Jr., and Gary M. Adams (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of ECB Bancorp, Inc. (“Bancorp”) held of record by the undersigned on March 1, 2007, at the Annual Meeting of Shareholders of Bancorp to be held at the Washington Civic Center, Washington, North Carolina, at 11:00 a.m. on Tuesday, April 17, 2007, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS: Proposal to elect three directors of Bancorp.

☐	FOR all nominees listed below (except as indicated otherwise on the line below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:	Arthur H. Keeney III; Joseph T. Lamb, Jr. and Michael D. Weeks

Instructions:	To withhold authority to vote for any individual nominee(s), write the nominee’s name(s) on the line below.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as Bancorp’s independent accountants for 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	OTHER BUSINESS: On any other matter properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE AND RETURN IT TO BANCORP IN THE ENVELOPE PROVIDED.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted “FOR” the election of each nominee named in proposal 1 and “FOR” proposal 2. If, before the annual meeting, any nominee listed in proposal 1 becomes unable or unwilling to serve as a director for any reason, the proxies are authorized to vote for a substitute nominee named by the board of directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the annual meeting by filing with Bancorp’s corporate secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the annual meeting and announcing an intention to vote in person.

Dated:______________________________, 2007

Signature

Joint Signature (if shares are held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure your shares are represented and that a quorum is present at the annual meeting, please sign and return your appointment of proxy whether or not you plan to attend the meeting.